Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-249981 on Form S-3 of our report dated March 30, 2021 (May 17, 2021 as to the effects of the restatement discussed in Note 2) relating to the financial statements of Fisker Inc., appearing in the Annual Report on Form 10-K of Fisker Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 23, 2021